Exhibit 99.1

Premier People, Products and Services

NEWS RELEASE
Premcor Inc. 1700 East Putnam Suite 400 Old Greenwich, CT 06870 203-698-7500 203-698-7925 fax

PREMCOR TO ACQUIRE MOTIVA DELAWARE CITY REFINING COMPLEX

OLD GREENWICH, Connecticut, January 14, 2004—Premcor Inc. (NYSE: PCO) today announced that its wholly owned subsidiary The Premcor Refining Group Inc. will purchase Motiva Enterprises LLC’s Delaware City Refining Complex located in Delaware City, Delaware. The assets to be purchased include a heavy crude oil refinery capable of processing in excess of 180,000 barrels per day (bpd), a 2,400 tons-per-day (tpd) petroleum coke gasification unit, a 160 megawatt (MW) cogeneration facility, and related assets. The asset purchase price will be $435 million, plus the assumption by Premcor of Motiva’s obligations associated with $365 million of tax-exempt bonds issued by the Delaware Economic Development Authority (DEDA) in connection with the gasification and cogeneration facilities, plus the value of petroleum inventories at closing. At current petroleum prices, the inventory value would be approximately $100 million. The assumption of the tax-exempt bonds by Premcor is subject to the consent of the DEDA and other parties involved in the financing. There is also a contingent purchase provision that may result in an additional $25 million payment per year up to a total of $75 million over a three-year period depending on the level of industry refining margins during that period, and a gasifier performance provision that may result in an additional $25 million payment per year up to a total of $50 million over a two-year period depending on the achievement of certain performance criteria at the gasification facility.

The Delaware City refinery is a high-conversion heavy crude oil refinery with a Nelson complexity rating of 11.7. Major process units include a fluid coking unit, a fluid catalytic cracking unit, a hydrocracking unit with a hydrogen plant, a continuous catalytic reformer, an alkylation unit, and several hydrotreating units. Primary products include regular and premium conventional and reformulated gasoline, low-sulfur diesel, home heating oil, and jet fuel. The refinery’s production is sold in the U.S. Northeast via pipeline, barge, and truck distribution. The refinery’s petroleum coke production is gasified to fuel the cogeneration facility, which supplies electricity and steam to the refinery as well as outside sales to third parties.

Thomas D. O’Malley, Premcor’s Chairman and Chief Executive Officer, said, “This transaction, which will increase our crude oil processing capability by approximately 30 percent, represents a major step forward for Premcor. We are extremely pleased to have the opportunity to acquire the most technologically complex refinery on the East Coast. This will give us meaningful entry into the attractive, product-short Northeast market. The refinery is capable of processing heavy-sour and high-acid crude oils, which typically sell at a substantial discount to the benchmark WTI crude oil. The refinery has a clean product yield of approximately 95 percent. Refining margins in the Northeast have historically seen premiums over Gulf Coast margins in the $2.00 per barrel range for reformulated gasoline. The facility is in excellent condition, having benefited from significant upgrades under Motiva and its predecessors. It is capable of meeting the new E.P.A. low-sulfur fuel specifications with only a modest investment. With all of these advantages, we are confident in stating that this refinery acquisition will be immediately and significantly accretive to Premcor’s after-tax earnings per share and cash flow.”

O’Malley continued, “In addition to the refinery, this transaction includes a coke gasification plant and cogeneration facility located on the refinery site. These assets have a significant value above and beyond the refinery proper, converting low-value petroleum coke into electricity, steam, and commercial gases available to the refinery and outside third parties. Depending on market and operating conditions, they can generate tens of millions of dollars in annual cash operating earnings. As we move forward toward completing this acquisition, we will determine the best means for maximizing the value of this related but separate complex, whether that be to own and operate it alongside the refinery or to monetize it via sale of all or part of it to a third party.”

Commenting on the acquisition financing, O’Malley said, “In line with our long-stated goal of continuing to improve Premcor’s balance sheet, we intend to finance this purchase with an approximately 50 percent mix of equity and debt, including the assumption of the DEDA obligations.”

A letter of interest has been approved and executed by both companies. Completion of the sale is subject to the satisfaction of certain conditions, including execution of a definitive agreement and obtaining regulatory approvals. The acquisition is expected to close during the second quarter of 2004.

Premcor will hold an analyst meeting at the Plaza Hotel in New York City tomorrow, January 15, 2004 at 12:00 p.m. EST to review the Delaware City acquisition in more detail. The analyst meeting will be webcast live on the Investor Relations section of the Premcor Inc. web site at www.premcor.com, and will be archived on the web site thereafter.

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and future acquisitions and related financing transactions. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

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Contacts:

Premcor Inc.

Joe Watson, (203) 698-7510 (Media/Investors)

Karyn Ovelmen, (203) 698-5669 (Investors)

Karen Davis, (314) 854-1424 (Investors)

Michael Taylor, (314) 719-2304 (Investors)